                                                                    EXHIBIT 4.25

                             CONSULTING AGREEMENT

  This Consulting Agreement (hereinafter the "Agreement") is made this 1st day of March, 1999 by and among FinancialWeb.com, Inc, a Nevada corporation, and its successors and assigns, whose principal place of business is located at 201 Park Place, Suite 321, Altamonte Springs, Florida 32701 (hereinafter the "Company") and Gary Gould, whose principal place of business is located at E. 39th St, #3H New York, N.Y. 10016 (hereinafter the "Consultant").

                                    RECITALS

  WHEREAS, the Company is engaged in providing information about stocks, public companies, and financial matters via the Internet;

  WHEREAS, the Consultant is engaged in providing Internet marketing consulting services;

  WHEREAS, the Company desires to engage the Consultant to provide services at the request of and subject to the satisfaction of its management, and may avail itself of the services of the Consultant during the term hereof; and

  NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                                   AGREEMENT

  1. Consultant Services. The Company hereby retains Consultant as a consultant, and the Consultant hereby agrees to accept such retainer, and will perform the services requested by management of the Company to the Company's satisfaction during the term hereof. Subject to the terms and conditions of this Agreement, the Consultant shall provide consulting services at the request of the Company in connection with its general marketing operations and projects during the term hereof. Any and all services performed by the Consultant shall be performed in accordance with the requests of the management of the Company. The services performed by the Consultant hereunder shall be rendered only by the Consultant and no one acting for or on behalf of the Consultant, except those persons normally employed by the Consultant in rendering services to others, such as support staff, secretaries, bookkeepers and the like. Consultant's services include Internet marketing consulting services and such other related services within Consultant's expertise that the Company's management may request during the term of this Agreement. Consultant agrees to make itself available for advice and counsel to the management, officers and directors of the company upon reasonable request and at mutually agreeable times, including attendance at meetings at the Company's Florida offices upon request of the Company's President.

  2. Compensation. In consideration of the services to be performed by the Consultant hereunder, Consultant shall be compensated as follows:

     2.1 $5,000 per month, with the sum of $10,000 to be paid upon execution of this Agreement. $5,000 of said sum constitutes payment for all services rendered to date, and $5,000 is payment for services to be performed for the one month period starting February 22, 1999.

     2.2 A per diem rate of $200 for all services performed outside of the State of New York

     2.3 With 10,000 stock options for shares of FinancialWeb.com, Inc. The, terms and conditions for issuance, and the date or dates of issuance of said options, including restrictions on the sale or transfer of same, shall be determined solely by the Company. Consultant expressly agrees that it shall have no claim of any nature against the Company for any determination made by the Company pursuant to this provision.

  3. Registration Rights. The shares underlying the options described herein will have piggy-back registration rights and will be included for registration in the next registration statement covering any shares issued in a private placement.

  4. Failing to Register Securities; Issuance of Restricted Shares. The shares that underlie the options "restricted" shares. Any options exercised by Consultant prior to the registration of said shares will result in the issuance of restricted shares. If the shares underlying the options are not capable of registration with the SEC as set forth in Paragraph 3 prior to the expiration of this Agreement, the parties agree that the Company shall have the option to issue said shares to the Consultant as restricted shares. In such circumstance, the transferability of the shares will be restricted by the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws and regulations, and the shares will not be eligible to be sold unless they are subsequently registered or an exemption from registration is available. If the shares are issued as restricted shares, the certificates representing such shares will bear appropriate legends referring to the restrictions on resale and transferability imposed by the Act and applicable state securities laws and regulations. If the shares are issued as restricted shares, the Company shall use its best efforts to prepare and file a registration statement covering such shares by the earliest practicable date.

5. Expenses. The Company shall pay for all pre-approved ordinary and necessary out-of-pocket expenses incurred by the Consultant in connection with the services to be performed hereunder, upon presentation of proper documentation therefore.

6. Limitation on Nature of Service. None of the services to be performed by the Consultant and paid for by the issuance of options or warrants shall be services related to any "capital raising" transaction.

7. Additional Agreement. Consultant agrees, in addition to the rendering of Internet marketing consulting services and related services hereunder, it shall also:

   7.1 faithfully render its services to the best of its power, skills, and ability;

   7.2 render services in accordance with the highest standards of the industry;

   7.3 at all times behave and conduct itself in a such a manner as will enhance the Company's reputation;

   7.4 at all times provide the Company with all information required by the Company in connection with Company's business

   7.5 comply with all policies, goals and requests communicated to it by the Company.

8. Confidential Information. The Consultant acknowledges that in the course of performance of services under this Agreement, he has had or will have access to and has acquired or will acquire Confidential Information (as hereinafter described) concerning the Company, its business and operations. The Consultant agrees that he will not disclose any Confidential Information to third parties or use any Confidential Information for any purpose other than the performance of this Agreement except as disclosure may be necessary or appropriate in the course of performing this Agreement. For purposes of this Agreement, the term "Confidential Information" shall include all information relating to the business of the Company and all processes, services and other activities engaged in by the Company during the term of this Agreement; including, but not limited to, customer and contact lists, business strategies, systems and plans, marketing information, systems and strategies, programming and software information, projects under development, financing sources, and research and development methods, plans, and results. Any and all information pertaining to the Company in Consultant's possession at the time of termination of this Agreement shall be returned to the Company immediately; failure to do so shall give rise to the Company's right to withhold any payment that may be due, seek immediate injunctive relief, as well as monetary damages, and such other relief as provided by law.

9. Other Activities. It is understood and agreed by the Company that during the consulting period hereunder, Consultant may participate in any other business activity or endeavor so long as such participation does not interfere with its duties and ethical obligations to the Company under this Agreement and provided that such activities do not violate any other covenants by Consultant in favor of the Company.

10. Indemnification. Each party to this Agreement (hereinafter "Indemnifying Party") hereby agrees to indemnify the other party to this Agreement (hereinafter "Indemnified Party") for and hold the Indemnified Party harmless against the following: (a) any and all loss, liability or damage resulting from any breach or non-fulfillment of any agreement or obligation of the Indemnifying Party under this Agreement; (b) any losses, damages, fees, settlements, or other costs or expenses resulting from any misstatement of a material fact or omission of a material fact by the Indemnifying Party contained herein to the extent that any such misstatement or omission was based upon information supplied by the Indemnifying Party; and (c) any and all actions, suits, proceedings, damages, assessments, judgments, settlements, costs and expenses, including reasonable attorney's fees, incurred by the Indemnified Party as a result of failure or refusal of the Indemnifying Party to defend any claim incident to or otherwise honor the foregoing provisions after having been given notice of and an opportunity to do so.

11. Term; Expiration. The "Effective Date" of this Agreement is the date first stated above. This Agreement shall remain in effect until expiration as hereinafter provided. This Agreement shall expire on the date that is twelve
(12) months after the Effective Date, unless extended in writing by agreement of the parties. Notwithstanding the foregoing, expiration of this Agreement pursuant to this Paragraph shall not alter or excuse the parties' obligations under Paragraphs 3, 4, 8, & 10 of this Agreement.

12. Termination. It is agreed and understood that either party may terminate this Agreement at any time, for any reason or for no reason, solely upon the giving of notice of termination to the other party in writing, in accordance with the notice provisions herein. In the event Company terminates this Agreement prior to its expiration date, it will pay to Consultant the sum of $2500 for each three-month period of service, and shall have no further obligation of any nature to Consultant.

13. Independent Contractor. The Company and the Consultant agree that the Consultant is an independent contractor for all services to be performed under the terms and conditions of this Agreement and shall not be deemed to be the Company's agent for any purpose whatsoever and is not granted any right or authority under this Agreement to assume or create any obligation or liability, whether express or implied, absolute or contingent, on the Company's behalf, or to bind the Company in any manner. The Consultant shall be liable for any FICA taxes, withholding or other similar taxes or charges arising from the issuance of any options or shares of the Company's stock or any other compensation received hereunder, and the Consultant shall indemnify and hold harmless the Company therefrom; it is understood by the parties that the value of all such items has been taken into account by the parties in determining the amount of compensation for services rendered by the Consultant hereunder.

14. Representations and Warranties of the Company.

   14.1 Corporate Status. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

   14.2 Securities Laws. The Company shall fully comply any and all federal and state securities laws, rules, and regulations governing the issuance of any options or shares.

   14.3 Reports with the SEC. The Company will file with the SEC all reports required to be filed by it, and such reports will be true and correct in all material respects.

15. Representations and Warranties of Consultant. The Consultant represents and warrants to, and covenants with, the Company as follows:

   15.1 Retainer. The Consultant has been retained by the Company, and has agreed to perform the services requested by management of the Company during the term hereof. The services performed by the Consultant shall be rendered only by the Consultant, and no one acting for or on behalf of the Consultant, without the express written consent of the Company.

   15.2 Limitation on Services. None of the services rendered or to be rendered by the Consultant and paid for by the issuance of options or shares shall be services related to any "capital raising" transaction.

   15.3 Valid Obligation; No Conflicts. Execution of this Agreement and performance of services hereunder by Consultant constitute valid and binding obligations of Consultant, which will not violate any other agreement or obligation of the Consultant, there exist no other agreements which could impede or impair his ability to perform hereunder.

16. Miscellaneous Provisions.

   16.1 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram or fax (upon receipt of a return fax acknowledging receipt of the faxed communication) to the applicable addresses appearing in the preamble to this Agreement, or to such other addresses as a party may have designated by like notice forwarded to the other parties hereto. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

   16.2 Further Assurances. At any time, and from time to time, after the execution hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

   16.3 Binding Agreement; Non-Assignability. Each of the provisions and agreements herein, contained shall be binding upon and ensure to the benefit of the personal representatives, heirs, devises, successors and permitted assigns of the respective parties hereto; however, none of the rights or obligations hereunder attaching to any Consultant may be assigned, without the express written consent of the Company, and none of the rights or obligations hereunder attaching to the Company may be assigned, without the express written consent of the Consultant.

   16.4 Entire Agreement. This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and cancels any prior agreement, representation or communication, whether oral or written, between the parties relating to the transactions contemplate herein or subject matter hereof. No amendment, modification or alternation of the terms hereof shall be binding unless the same is in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

   16.5 Severability. Every provision of this Agreement is Intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

   16.6 Waiver of Breach. A waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

   16.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Governing Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed proper within the State or Federal Courts of the State of Florida, where the Company's principle place of business is located, without giving effect to principles of conflict of laws.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first written above.


                                FinancialWeb.com, Inc.

                                By: [Signature appears here]
                                   ----------------------------


                                Gary Gould


                                By: /s/ Gary Gould
                                   ------------------------------